Exhibit 99.1

June 8, 2017

Re:                 American Depositary Shares of Nabriva Therapeutics AG

Dear Holder of Nabriva Therapeutics AG American Depositary Shares:

We are writing to you today because you hold American depositary shares (“Nabriva AG ADSs”) of Nabriva Therapeutics AG (“Nabriva AG”).

Nabriva Therapeutics plc (“Nabriva Ireland”) made an exchange offer to all holders of Nabriva AG common shares (“Nabriva AG Common Shares”) and all holders of Nabriva AG ADSs for ordinary shares (“Nabriva Ireland Shares”) of Nabriva Ireland (the “Exchange Offer”).  The Supervisory Board of Nabriva AG and the Management Board of Nabriva AG have approved the Exchange Offer, and recommend that holders of Nabriva AG Common Shares and Nabriva AG ADSs accept the offer and tender their securities into the Exchange Offer.

This notice is being provided to Nabriva AG ADS holders who hold their Nabriva AG ADSs indirectly as a reminder of the Exchange Offer.  You have previously received documentation from your bank or broker that provides information about the Exchange Offer, including how to tender your Nabriva AG ADSs.

What do you need to do?

The Exchange Offer is scheduled to expire on June 23, 2017 at 5:00 p.m., New York City time (11:00 p.m., Austria time). Your bank or broker may have a cut-off that is earlier than June 23, 2017.

Please follow the instructions provided by your bank or broker in order to tender your Nabriva AG ADSs.  If you have not received instructions, please contact your bank or broker to request instructions regarding tendering your Nabriva AG ADSs.

If you have any questions about the Exchange Offer,

or are unclear about what you need to do in order to tender your Nabriva AG ADSs,

please contact the Georgeson LLC, the information agent,

at 866-278-8941 (U.S.) or 1-781-575-2137 (international).

What are the benefits to you as a security holder of Nabriva AG?

The Exchange Offer will effect a relocation of the holding company of the Nabriva Group from Austria to Ireland (the “Redomiciliation Transaction”).  We believe that Nabriva AG security holders will recognize the following benefits of the Redomicilation Transaction, once completed:

•                  As a publicly-traded pharmaceutical company incorporated in Ireland and traded on the NASDAQ Global Select Market, Nabriva will be better positioned to attract a broader shareholder base;

•                  Listing directly on the NASDAQ Global Select Market is expected to increase the company’s attractiveness to a wider international investor base and improve liquidity for Nabriva Ireland’s shareholders;

•                  The greater flexibility afforded by Irish corporate law could be beneficial to Nabriva Ireland in raising capital; and

•                  Certain burdensome formalities imposed by Austrian corporate law are not applicable to Irish corporate law, which better aligns the administration of share capital and other corporate functions and corporate governance matters with the obligations of a NASDAQ-listed company.

How many Nabriva AG Common Shares and Nabriva AG ADSs must be tendered in order to successfully complete the Exchange Offer?

The Exchange Offer cannot be completed without satisfying certain conditions, the most important of which is that Nabriva AG Common Shares and Nabriva AG ADSs that have been validly tendered and not withdrawn from the Exchange Offer represent in aggregate 90% or more of the issued share capital of Nabriva AG (which includes Nabriva AG Common Shares represented in ADS form) at the expiration of the Exchange Offer period.

Additional Information and Where to Find It

This communication is provided for informational purposes only.  No statement in this document is an offer to purchase or a solicitation of an offer to sell securities.  Any offers to purchase or solicitation of offers to sell will be made only pursuant to the offer to exchange/prospectus dated May 23, 2017 (the “Offer to Exchange/Prospectus”), the Exchange Offer Tender Form and all other documents relating to the Exchange Offer, and pursuant to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (“SEC”) on May 23, 2017.  In addition, Nabriva Therapeutics AG filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer Statement on May 23, 2017.  THE OFFER TO EXCHANGE/PROSPECTUS (INCLUDING THE EXCHANGE OFFER TENDER FORM AND ALL OTHER DOCUMENTS RELATING TO THE EXCHANGE OFFER), THE TENDER OFFER STATEMENT AND THE SOLICITATATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY NABRIVA THERAPEUTICS AG SECURITY HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER.  Such documents have been made to Nabriva Therapeutics AG security holders at no expense to them at www.nabriva.com.  In addition, you may obtain copies of these documents (and all other documents filed with the SEC in relation to the Exchange Offer) at no charge on the SEC’s website: www.sec.gov.  NABRIVA THERAPEUTICS AG SECUIRTY HOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT OFFER DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE EXCHANGE OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER.

This document does not constitute a prospectus for the purposes of Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”). This document has not been approved by the Central Bank of Ireland, nor any equivalent authority in a European Economic Area member state. No offer of shares to the public is made, or will be made in connection with the Exchange Offer, that requires the publication of a prospectus pursuant to the Prospectus Directive.